EXHIBIT 10.26
EXECUTION COPY
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT, dated as of the 15th day of November, 2009, is between Wind River Reinsurance Company, Ltd., a Bermuda corporation with its principal offices in Hamilton, Bermuda (the “Company”) and Troy W. Santora, an individual residing at Woodbourne Place #7, 27 Woodbourne Avenue, Pembroke HM 08, Bermuda (the “Executive”).
     WHEREAS, the Company desires that Executive be employed by the Company in the capacity of President; and
     WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:
     TERM OF EMPLOYMENT; RENEWAL. The Company agrees to employ the Executive and the Executive accepts employment with the Company for the period commencing as of November 15th, 2009 (the “Effective Date”) and ending on June 9, 2012 (such initial period, as extended below, shall be referred to as the “Employment Term”). Subject to a successful application for the renewal of the Executive’s work permit and/or the ability of the Executive to be granted a work permit, the term of this Agreement will automatically renew at the expiration of the then current term for an additional one-year period unless, at least one hundred and twenty (120) days prior to the expiration date of the then current term, either party shall give written notice of non-renewal to the other, in which event this Agreement shall terminate at the end of the term then in effect. To the extent that the Executive continues employment with the Company following the expiration of the Employment Term without having reached agreement on a new written agreement, and subject to the existence of a current work permit permitting the Executive to continue to be employed with the Company, the Executive shall continue his employment on the same terms as contained in this Agreement.
     POSITION AND DUTIES. The Executive shall serve as the President of the Company, reporting to the President and Chief Executive Officer (“CEO”) of United America Indemnity, Ltd. (“UAI”) or such person designated by the CEO and shall have such authority and duties, consistent with such position, as may from time to time be specified by the CEO, the CEO’s designee or the Board of Directors of United America Indemnity, Ltd. (“UAI Board”). At the request of the CEO, the designee or UAI Board, the Executive shall also serve, without additional compensation, as an officer or director of any Affiliates of the Company that are involved in the business of the Company and/or its Affiliates. For purposes hereof, an “Affiliate” means any company that is controlled by, under common control with, or that controls the Company. The Executive’s principal place of business shall be at the Company’s principal executive offices in Hamilton, Bermuda, subject to business travel.

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     ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall devote his business time, energies and talents to the business of the Company and shall comply with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all Company employees or senior executives as adopted by the UAI Board from time-to-time. The Executive first shall obtain the consent of the UAI Board in writing before engaging in any other business or commercial activities, duties or pursuits. Notwithstanding the foregoing, nothing shall preclude the Executive from (i) engaging in charitable activities and community affairs and (ii) managing his personal investments and affairs.
     COMPENSATION.
          (a) ANNUAL DIRECT SALARY. During the term of this Agreement, as compensation for services rendered to Company under this Agreement while Executive is employed with the Company, the Executive shall be entitled to receive from the Company an annual direct salary of not less than $250,000 per year, subject to all applicable federal, state and/or local tax and other withholdings, commencing as of Executive’s date of employment (the “Annual Direct Salary”). Executive’s Annual Direct Salary shall be payable in substantially equal biweekly installments, and shall be prorated for any partial employment period. The Annual Direct Salary shall be reviewed by the CEO and/or UAI Board no later than April of each year this Agreement is in effect, commencing with calendar year 2010, and may be adjusted in the discretion of the CEO and/or UAI Board after taking into account the prevailing market value of the position and the then current pay increase practice of the Company. In no event shall the Annual Direct Salary be decreased without the express written consent of the Executive.
          (b) ANNUAL BONUS.
(i)	In respect of 2009, Executive shall be eligible for a bonus opportunity recommended by the CEO and as approved by the UAI Board. The CEO’s recommendation will take into consideration the various positions held by the Executive during 2009. Such bonus will be payable as set forth in Section 4(b)(ii)(1) and (2) on or before March 15, 2010 if Executive is employed and in good standing as of such date.

(ii)	In respect of each full calendar year (commencing with the 2010 accident year, determined in accordance with generally accepted accident year insurance accounting methodology consistently applied (and verified by the Company’s independent auditors)) during which Executive served as the Company’s President during the entirety of such year (Bonus Year), the Company shall provide Executive with a bonus opportunity of $300,000 (Annual Bonus) based on the achievement by the Company (in whole or in part, as the case may be) of accident year targets and other measures of performance as recommended by the CEO and as determined and approved by the UAI Board with such bonus to be awarded and paid as follows:

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     (1) One-third (1/3) of each Annual Bonus shall be satisfied by the issuance of restricted shares of Class A Stock, as of March 15 of the year following the Bonus Year, with such issuance conditioned on (x) the Executive being actively employed in good standing by the Company as of such date (or if such date is not a business day, the immediately preceding business day) (valued for this purpose at the closing price of the Class A Stock on the last trading day of the relevant Bonus Year as reported in the Wall Street Journal) and (y) the achievement by the Company for such Bonus Year (in whole or in part, as the case may be) of accident year targets and other measures of performance as recommended by the Chairman of UAI, Ltd. and as approved by the UAI Board. Such restricted shares shall vest and become transferable on each of the first four (4) anniversaries of the issuance thereof, provided that vesting of such shares shall cease at such time as (1) Executive resigns from the Company, (2) Executive is terminated by the Company for Cause, or (3) Executive does not comply with the restrictive covenants and obligations set forth in Section (7) herein, along with his obligations, if applicable, under any release which he is required to provide in favor of the Company and those under any separation agreement to which he is party with the Company and/or its Affiliates (collectively, the “Post-Termination Obligations”). (The terms of the Restricted Shares shall be otherwise subject to the UAI Ltd. form of “Restricted Share Agreement” attached hereto). With respect to the grant and vesting of the bonus restricted shares or the payment of the cash portion of the bonus as provided for below, the UAI Board’s good faith determination as to the satisfaction of any accident year targets and/or target performance measures shall be final and binding.
     (2) Two-thirds (2/3) in the form of a cash payment, to be paid to the Executive on or before March 15 following the applicable Bonus Year, subject to the achievement by the Company for such Bonus Year of accident year targets and other performance measures as recommended by the Chairman of UAI, Ltd. and as approved by the UAI Board, provided that the Executive is employed in good standing as of such payment date.
(iii)	Notwithstanding the provisions of Section 4(b)(ii), Executive acknowledges and agrees that the Company and/or the UAI Board may elect to modify the payment of the annual bonus for the 2010 accident year or any subsequent year such that it is paid in different increments and/or over a longer period of time without amending this Agreement. The Company acknowledges that the Executive’s annual bonus opportunity shall not be reduced without the Executive’s written consent.

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          (c) HOUSING ALLOWANCE. During the Employment Term, the Company will provide Executive with housing or will provide Executive with a housing allowance. The terms of which to be mutually agreed upon by the Company and the Executive.
          (d) TRAVEL ALLOWANCE. During the Employment Term, the Company will reimburse the Executive or the Executive’s spouse for a round trip coach ticket every other week to and/or from Philadelphia, PA and Bermuda.
          (e) CHANGE OF CONTROL. Upon a change of control of UAI, Ltd. as defined in the Annex attached hereto, all unvested restricted shares and unvested options held by the Executive shall accelerate and vest in full (and thereafter become exercisable).
     FRINGE BENEFITS, VACATION TIME, EXPENSES, PERQUISITES AND SHAREHOLDING GUIDELINES.
          (f) EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in or receive benefits under all corporate employment benefit plans, including, but not limited to, any pension plan, savings plan, medical or health-and-accident plan or arrangement generally made available by the Company to similarly situated executives as a group, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
          (g) The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays, sick days and personal days given by the Company to its senior executive officers, as well as Bermuda Public Holidays.
          (h) During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company from time to time) in performing services hereunder, provided that the Executive properly accounts, therefore, in accordance with Company policy.
     PROTECTION OF COMPANY INFORMATION. During the period of his employment, or at any later time following the termination of his employment for any reason, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or use for any purpose other than to perform his duties hereunder, any “Confidential Information” of the Company or any of its Affiliates obtained by him while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information,

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copyrights and patents, the identity of Company and Affiliate employees, Company and Affiliate books, records, files, financial information, business practices, policies and procedures, underwriting policies and practices of the Company and of any Affiliate of the Company, information about all services and products of the Company and its Affiliates, names of users or purchasers of the products or services of the Company or its affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state in which the Company or any of its Affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by Executive, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its Affiliates for which there is no adequate remedy at law and the Company and its Affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof and shall be entitled to recover its attorneys’ fees and costs incurred in connection with seeking such relief or otherwise as a result of a breach by the Executive of the terms of this section. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company, in writing, of any such requirement so that the Company or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable. The Executive shall execute and deliver the Company’s standard “work for hire” agreement regarding ownership by the Company of all rights in its confidential and business materials.
     RESTRICTIVE COVENANTS.
          (i) NON-COMPETITION AGREEMENT. The Executive acknowledges and agrees that the business and operations of the Company are international in scope, and that the Company operates in multiple business segments in the course of conducting its business. In consideration of this Agreement, the Executive covenants and agrees that during his employment with the Company, and for a period of twelve (12) months following the termination of such employment for any reason, the Executive shall not (i) engage, whether as owner, manager, operator, agent, employee, consultant or otherwise, directly or indirectly, in any insurance related business competitive with the business of the Company (including, without limitation, any insurance business that is comprised of similar lines of products or coverage or that derives revenues or premiums from similar marketing or production techniques or through the use of a Producer or Producers, ((as defined below)) (or any reinsurance business providing services to the foregoing) (a “Competitive Business”), (ii) engage, whether as an owner, manager, operator, agent,

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employee, consultant or otherwise, directly or indirectly, in any insurance related business with a Producer or Producers (as defined below) of the Company, or (iii) use any information obtained in the course of the Executive’s employment by the Company for the purpose of notifying individuals of the Executive’s willingness to provide services after such termination in competition with the Company or in breach of this Agreement. Ownership of less than 5% of the securities of any publicly traded company will not violate this Section 7(a). “Producer” or “Producers” shall mean managing general agents, wholesale general agents, and other wholesale and/or retail producers, brokers or distributors of property and casualty insurance business underwritten by the Company.
In the event that this paragraph or paragraph (c ) below shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, or as a result of the scope of any prohibition or restriction on post-termination activity being too broad, it shall be in full force and in effect as to that period of time or geographical area or scope of post-termination activity determined to be reasonable by the court. To the extent the Executive violates the provisions of this paragraph and paragraph (c) below the duration of such violations shall not reduce or be applied against the twelve (12) month post-termination periods set forth therein.
          (j) RETURN OF MATERIALS. Upon termination of employment with the Company, the Executive shall promptly deliver to the Company all Company or Affiliate property of any kind, including but not limited to: all electronic or paper documents (including correspondence, manuals, letters, notes, binders, files, reports and notebooks), computers and other electronic devices, mobile telephones, computer disks and drives, software, reports and any other document or tangible item that contains or reflects Confidential Information as defined in Section 6 of this Agreement.
          (k) NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. Should the Executive’s employment with the Company be terminated for any reason, for a period of twelve (12) months following such termination the Executive shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer, director, agent, consultant or independent contractor employed by or performing services for the Company or any of its Affiliates to leave the employ of or terminate services to the Company or such Affiliate, including, without limitation, for the purpose of working with the Executive, with the entity with which the Executive has affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; (ii) directly or indirectly, transact or otherwise engage in insurance-related business with, or seek, either in his individual capacity or on behalf of any other entity, whether directly or indirectly, to solicit, communicate with or contact or advise, or transact or otherwise engage in (or provide services with respect to) any insurance-related business with or otherwise solicit for competitive purposes (x) any party who is or was a customer of the Company or any of its Affiliates during Executive’s employment by the Company or at any time during the said twelve (12) month period, or (y) any party who was identified as a prospective customer of the Company or any of its Affiliates during Executive’s employment by the Company; or (iii) directly or indirectly engage in or participate in any effort or act to induce any customer of the Company or any of its Affiliates to take any action which might be disadvantageous to the Company or its Affiliates. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general

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agent, wholesale general agent, broker, Producer or re-insurer with whom the Company or its Affiliates has transacted business.
          (l) WORK FOR HIRE: All original works of authorship which have been or are made by Executive within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works for hire” and the Company or its designee shall own all rights therein.
          (m) ASSIGNMENT OF INVENTION: Executive shall disclose promptly in writing to the Company, all inventions, including discoveries, concepts and ideas, patentable or not, hereafter made or conceived solely or jointly by Executive during employment with the Company (or its Affiliates), or within six months after the termination of Executive’s employment, if based on or related to proprietary information of the Company or its Affiliates known by Executive, provided such invention, discovery, concepts and ideas relate in some manner to the business or activities of the Company. Executive agrees that in connection with any invention covered by this paragraph, Executive shall, on request of the Company, promptly execute a specific assignment of title to the Company or its Affiliates and do anything else reasonably necessary to enable the Company or its Affiliates to secure a patent therefore in the United States and foreign countries.
          (n) COOPERATION: Executive agrees to be available to the Company from time to time to answer questions or provide information relating to Company matters that he worked on during his employment at the Company or its Affiliates for a period of six (6) months following his termination of employment for any reason (the “Cooperation Period”). The Company shall make reasonable efforts to minimize any burden placed on Executive during the Cooperation Period and shall not unreasonably interfere in Executive’s obligations to any subsequent employer. In the event that Executive would reasonably be required to incur any cost or expense to communicate with the Company or travel to any location requested by the Company, the Company shall advance any such travel or other costs reasonably incurred by Executive to comply with and perform his obligations during the Cooperation Period.
          (o) NO FURTHER COMPANY OBLIGATIONS: In the event Executive breaches any of his covenants in Sections 6 and 7, and in addition to any other remedies available to the Company and its Affiliates (i) the Company and its Affiliates shall be released from any obligation to make payments under Section 9 of this Agreement and (to the extent permitted by applicable law) to provide benefits or make payments under all employee benefit plans in which Executive participates, and (ii) the Company shall be entitled to reimbursement from the Executive of severance payments made to the Executive by the Company following termination of employment with the Company.
          (p) REASONABLENESS OF PROVISIONS: The Executive acknowledges and agrees that the terms set forth in Sections 6 and 7: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on the Executive; (iv) are not injurious to the public, and (v) Executive has received adequate consideration pursuant to Sections 4 and 9 . The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Sections 6 and 7 will cause the Company irreparable harm, which cannot be adequately compensated by money

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damages and which the Company has no adequate remedy in law, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall, in addition to any other remedy available to it and in lieu of Section 14 hereof, be entitled to temporary and permanent injunctive relief and specific performance in an action from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages, the recovery of its attorneys’ fees and costs incurred in doing so, and reimbursement of costs incurred in securing a qualified replacement as a result of any breach by the Executive.
     TERMINATION.
          (q) The Executive’s employment hereunder shall terminate upon his death, retirement, resignation, or the expiration of this Agreement. Upon the Executive’s death, any sums then due him shall be paid to the executor, administrator or other personal representative of the Executive’s estate.
          (r) If the Executive becomes disabled (as certified by a licensed physician selected by the Company) and is unable to perform or complete his duties under this Agreement for a period of 180 consecutive days or 180 days within any twelve-month period, the Company shall have the option to terminate this Agreement by giving written notice of termination to the Executive. Such termination shall be without prejudice to any right the Executive has under the disability insurance program maintained by the Company.
          (s) The Company may terminate the Executive’s employment hereunder for Cause. For the purposes of this agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon (i) the Executive substantially failing to perform his material duties hereunder after notice from the Company and failure to cure such violation within 10 days of said notice (to the extent the Board reasonably determines such failure to perform is curable and subject to notice) or violating any material Company policies, including, without limitation, the Company’s corporate governance and ethics guidelines, conflicts of interests policies and code of conduct applicable to all Company employees or senior executives, (ii) the engaging by the Executive in any malfeasance, fraud, dishonesty or gross misconduct adverse to the interests of the Company or its affiliates, (iii) the material violation by the Executive of any of the provisions of Sections 3, 6 or 7 hereof or other provisions of this Agreement, (iv) a breach by the Executive of any representation or warranty contained herein, (v) the Board’s determination that the Executive has exhibited incompetence or gross negligence in the performance of his duties hereunder, (vi) receipt of a final written directive or order of any governmental body or entity having jurisdiction over the Company requiring termination or removal of the Executive, or (vii) the Executive being charged with a felony or other crime involving moral turpitude.
          (t) The Company may choose to terminate the Executive’s employment at any time without Cause or reason, and subject at all times to the consideration set forth in Section 9(b).

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          (u) The Executive may resign upon ninety (90) days’ advance written notice to the Company. During the advance written notice period, the Company may in its discretion elect to terminate the Executive at any time but shall continue to have payment obligations with respect to salary, benefits, housing allowance and travel allowance for the remainder of the ninety (90) day advance written notice period.
     PAYMENTS UPON TERMINATION.
          (v) If the Executive’s employment shall be terminated because of death, disability, Executive’s resignation other than pursuant to Section 9(b)(ii) below, or for Cause, the Company shall pay the Executive (or his executor, administrator or other personal representative, as applicable) his full Annual Direct Salary through the date of termination of employment at the rate in effect at the time of termination and the Company shall have no further obligations to the Executive under this Agreement (and the Executive shall not be entitled to payment of any unpaid bonus or incentive award).
          (w) If the Executive’s employment is terminated by the Company without Cause, then the Company shall pay to the Executive, as full and complete liquidated damages hereunder, an amount equal to the Executive’s then Annual Direct Salary determined on a monthly basis and multiplied by twelve (12), with such amount payable in twelve (12) equal monthly installments. The Company shall also maintain in full force and effect, for the continued benefit of the Executive for twelve (12) months, any medical or health-and-accident plan or arrangement of the Company in which the Executive is a participant at the time of such termination of employment; provided that the Executive shall remain responsible for continuing to pay his share of the costs of such coverage; provided further that the Company shall not be under any duty to maintain such coverage if the Executive becomes eligible for coverage under any other employer’s insurance and the Executive shall give the Company prompt notice of when such eligibility occurs. No payments or benefits shall be provided hereunder (i) unless and until the Company has first received a signed general release from the Executive in a form acceptable to the Company releasing the Company and Affiliates and any other parties identified by the Company and Affiliates therein, and (ii) to the extent that the Executive has breached any of his post-termination obligations hereunder.
     NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Troy W. Santora
Woodburne Place #7
28 Woodburne Avenue
Pembroke HM 08
Bermuda

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If to the Company:	Wind River Reinsurance Company, Ltd.
Purvis House
Victoria Place
29 Victoria Street
PO Box HM 16
Hamilton HM CX
Bermuda

With copies to:	United America Indemnity Group, Inc.
Three Bala Plaza East, Suite 605
Bala Cynwyd, PA 19004
Attn: General Counsel
Fox Paine & Company, LLC
950 Tower Lane, Suite 1150
Foster City, CA 94404
Attn: Saul A. Fox
or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     SUCCESSORS. This Agreement shall be binding upon the Executive, his heirs, executors or administrator, and the Company, and any successor to or assigns of the Company. This Agreement is not assignable by Executive. This Agreement is assignable by the Company to any Affiliate or to a successor to or purchaser of the Company’s business.
     ENFORCEMENT OF SEPARATE PROVISIONS. Should provisions of this Agreement be ruled unenforceable for any reasons, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without consent of any other person and, so long as the Executive lives, no person other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     ARBITRATION. In the event that any disagreement or dispute whatsoever shall arise between the parities concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorneys’ fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award

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rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them.
     15. COMPLIANCE WITH SECTION 409A AND SECTION 162(m). All bonus and severance payments hereunder are intended to comply with Sections 162(m) and 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent applicable shall be governed by the Company’s incentive award plans and paid in a manner and at such time so as to result in tax deductibility to the Company and otherwise comply with the provisions of Section 409A.
     16. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of Bermuda.
     17. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and this Agreement contains all the covenants and agreements between the parties with respect to the Executive’s employment.
     18. ACKNOWLEDGEMENT. Executive acknowledges that he has carefully read and fully understands this Agreement and that the Company has provided him sufficient time to discuss such Agreement with an attorney.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	Wind River Reinsurance Company, Ltd.

/s/ Caroline Collins	By:	/s/ Alan Bossin Director

WITNESS:

/s/ Nicole Pryor	/s/ Troy W. Santora

Troy W. Santora

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ANNEX
CHANGE IN CONTROL
For purposes of this Agreement:
          (x) “Change of Control” shall mean (i) the acquisition of all or substantially all of the assets of UAI by an Unaffiliated Person, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving UAI after which the resulting entity is controlled by an Unaffiliated Person, or (iii) the acquisition by an Unaffiliated Person of sufficient voting shares of UAI to cause the election of a majority of UAI’s Directors.
          (y) “Unaffiliated Person shall mean a “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as such term is used in Section 13(d)(3) and 14(d)(2) of such Act) or a group of “persons” which is not an Affiliate of Fox Paine & Company, LLC (“Fox Paine”), the members thereof, or Fox Paine Capital Fund II, L.P.